Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-232802 of our report dated April 29, 2019, (July 2, 2019 as to the convenience translation in Note 2) relating to the financial statements of 9F Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 2, 2019